Exhibit 99.1

Press Release

For Immediate Release

Kim S. Fennebresque, Chairman of Cowen Group, Inc., to Step Down

John E. Toffolon, Jr. named Non-Executive Chairman of the Board

New York, June 19, 2008 - The Board of Directors of Cowen Group, Inc. (NASDAQ: COWN) today announced that Kim S. Fennebresque will step down as non-executive Chairman and as a Board member, effective July 15, 2008. The Board also announced that it has unanimously elected John E. Toffolon, Jr. to succeed Mr. Fennebresque as non-executive Chairman of the Board.

Greg Malcolm, Cowen’s President and Chief Executive Officer said in a statement, “Kim deserves great recognition for his achievements on behalf of the Firm during his career of more than 10 years at Cowen.  He led us through the reincarnation of Cowen as a stand alone entity and ultimately to our current status as an independent public company. Kim always acted with the best interests of the Firm foremost in his mind. On behalf of the Board, I would like to thank him for his contributions.  We wish him good health and great success in all his future undertakings.”

Mr. Fennebresque stated, “My resignation as Chairman is one that I anticipated when I retired as Chief Executive.  Having provided whatever assistance I could in what I feel has been an extremely smooth transition of leadership to Greg Malcolm, I believe it is time to complete that process by turning over the chairmanship to John Toffolon.  John has provided invaluable guidance as Lead Director, and his transition to Chairman is a logical one.  Additionally, Greg has done an outstanding job in his first 90 days as CEO and I have total confidence in this leadership team and the talented employees of Cowen.  My years at the firm have been extremely rewarding both personally and professionally and it has been a privilege to work with so many dedicated people.  I look forward to watching them achieve great success and prosperity in the years ahead.”

Mr. Malcolm continued, “I am pleased that John Toffolon will assume the role of non-executive Chairman of the Board and look forward to continuing our excellent working relationship.”

About Cowen Group, Inc.

Cowen Group, Inc., through its operating subsidiaries, provides investment banking, equity research, sales and trading, asset management and alternative asset management services to corporate and institutional clients.  Our investment banking, research, and sales and trading businesses primarily serve companies and institutional investor clients in the healthcare, technology, telecommunications, aerospace and defense, consumer and alternative energy sectors.  Our asset management business includes teams based in the U.S. and the U.K.  Our alternative asset management business consists of Cowen Healthcare Royalty Partners, which invests principally in commercial-stage biopharmaceutical products and companies, and Cowen Capital Partners, which manages a portfolio of middle market private equity investments for third party investors.

For further information, contact:

Jean Calleja, Cowen Group, Inc. Media Relations - Tel: 646-562-1888